Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89541

For Immediate Release

Vintage Wine Estates Reports Revenue Growth of 33% to $84 Million
in Second Quarter Fiscal 2022 and Raises Guidance

•
Delivered net income of $8.6 million or $0.14 per diluted share; adjusted earnings per diluted share1 were $0.17
•
Achieved record Adjusted EBITDA2 of $20.2 million, or 24.2% of revenue, representing growth of over 135%
•
Strong results in quarter reflect strong execution of omni-channel, multi-brand strategy and success of acquisitions
•
Direct-to-consumer ("DTC") and business-to-business ("B2B") grew measurably and delivered over 30% operating margins in the quarter
•
Raising revenue guidance for fiscal 2022 to approximately $275 million to $285 million with expected adjusted EBITDA3 margin in range of $63 million to $66 million
•
Acquired Meier's Beverage Group in January 2022; expands production capabilities and provides better access into East Coast markets for recently acquired ACE Cider

INCLINE VILLAGE, NV, February 14, 2022 – Vintage Wine Estates, Inc. (Nasdaq: VWE) (Nasdaq: VWEWW) (TSX: VWE.U) (TSX: VWE.WT.U) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today reported its financial results for its second quarter fiscal year 2022 ended December 31, 2021. Results include Vinesse, LLC ("Vinesse") acquired on October 4, 2021 and ACE Cider, acquired on November 16, 2021.

Pat Roney, Founder and Chief Executive Officer, commented, “We delivered strong growth of 33%, or $20.6 million, in the quarter which was complemented with $7.6 million in revenue from the acquisitions of ACE Cider and Vinesse and is a testament to the successful execution of our growth strategy. Operationally, we are making great strides in our B2B market channel as we execute well for our customers on their exclusive label programs. We also are excited to have our DTC business continue to expand as the multitude of channels that we use to reach the consumer are all performing well. Tasting room traffic exceeded pre-pandemic levels, wine club membership continues to expand, customer retention remains strong and our ecommerce subscriber count keeps increasing. On the Wholesale front, our Bar Dog brand is hitting it out of the ballpark having sold nearly 100,000 cases in calendar 2021 demonstrating a very high velocity of turn and a relatively rare success rate in the wine industry. In terms of acquisitions, the recent additions of Vinesse, ACE Cider and Meier's Beverage Group are all highly complementary and our pipeline remains robust."

Mr. Roney continued, "While the opportunities for VWE are strong, operationally these are challenging times. We are operating in a tight labor market as well as facing challenges with the timing of deliveries of dry goods. We are working with our suppliers to prioritize our needs and carefully managing our customers' requirements. It takes an agile and resilient team to succeed in this environment. Inflation is impacting the industry and, while we will not be a leader in price changes, we are seeing the trend and we intend to systematically implement price increases as early as March to address the inflationary impact on input costs. We also expect to realize significant cost synergies from our acquisitions that should help offset these headwinds. Its typically about six to nine months following an acquisition that those benefits begin to be realized. Overall, the momentum in the business remains very strong and, as a result, we are increasing our revenue guidance for fiscal 2022 to a range of $275 million to $285 million and raising the upper band of our adjusted EBITDA guidance to $63 million to $66 million."

___________________________

1 Adjusted earnings per diluted share is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

2 Adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

3 Expected Adjusted EBTIDA is a forward-looking non-GAAP measure. Please see related disclosures regarding the inability of reconciling forward-looking non-GAAP measures.

Second Quarter Fiscal 2022 Highlights and Financial Results Review (compared with prior-year period unless noted otherwise)

Highlights

•
Strong DTC revenue growth of $11.7 million, or 50.8%, to $34.8 million driven by increased customer engagement in tasting rooms and at events and a $4.6 million contribution from acquisitions. Tasting room traffic increased 11% from the prior year quarter. DTC also benefitted from gains in wine club membership, strong average retention rates, increased subscribers in eCommerce and digital channels. Combined Average Order Value (AOV) grew 8% across all DTC channels.
•
B2B revenue increased $4.6 million, or 22.2%, to $25.2 million reflecting timing of customer projects, execution on previous delayed shipments and strong responses and pull through on private label brands.
•
Wholesale revenue increased $2.9 million, or 15.1%, to $22.2 million mostly from acquired revenue of $2.9 million and a 93% increase in case volume. Across brands, VWE achieved depletion volume growth of 5.5% over the prior-year period, whereas for the Company’s priority brands, which represent approximately 52% of total depletion volume, depletions grew 10.6%. Case volume increases were primarily driven by the ACE Cider acquisition.

Revenue and Volume (See additional segment data in the attached tables)

Net revenue in the quarter of $83.6 million was up $22.5 million, or 32.8%, over the prior-year period driven by significant increases in volume across all segments. Acquisitions contributed $7.6 million in net revenue for the period.

	Three Months Ended December 31,
(in thousands)	2021	2020	Unit Change	% Change
Wholesale	506	262	244	93.1%
B2B	212	141	71	50.4%
DTC	160	135	25	18.5%
Total case volume	878	538	340	63.2%

Case volume was up 63.2% for the quarter. Wholesale volume increases were primarily driven by the ACE Cider acquisition and success with the Company's priority brands. Volume growth was also the result of strong growth in B2B, which included shipments that had been delayed in the trailing first quarter, and solid performance in the DTC channel.

Gross Profit and Margin

Gross profit was up $15.0 million to $38.5 million, an increase of 63.9%. Gross margin expanded 873 basis points to 46.0% from the leverage gained from higher volumes and improved efficiencies from the new bottling and packaging facilities.

Operating Expenses

Operating expenses increased $13.6 million, or 111.7%, to $25.8 million. Higher selling, general and administrative expenses reflected approximately $1.8 million of higher professional fees primarily related to public company costs, as well as investments in marketing and talent. In addition, variable selling expenses, which increase with volume and are typically approximately 10% of revenue, were $3.7 million in the quarter. Incremental SG&A from the acquisitions was $2.3 million and does not yet represent expected synergies.

Operating and Net Income

Income from operations during the quarter increased $1.4 million, or 12.5%, to $12.7 million in the second quarter of fiscal 2022. Operating margin for the quarter was 15.2%, compared with 18.0% in the prior-year period. Higher operating income of $6.5 million from the three primary operating segments did not fully offset the $5.1 million of incremental costs related to the public company structure reflected in the Corporate and Other segment. The Company plans to invest further in its operating infrastructure to enable growth and scale, but expects certain initial costs related to the being public will be reduced in fiscal 2023. This includes approximately $0.9 million in unusually high D&O insurance and professional fees.

Interest expense for the second quarter fiscal 2022 was $3.5 million, up $1.5 million, or 79.1%, as a result of higher rates and borrowings.

Net income available to VWE common shareholders for the quarter was $8.6 million, up from $7.8 million in the prior-year period. On a per diluted share basis, net income available to VWE common shareholders was $0.14 for the quarter compared with $0.27 per diluted share in the prior-year period.

Adjusted Non-GAAP cash net income, which excludes amortization of intangible assets related to acquisitions, was $10.0 million, or $0.17 per diluted share. NOTE: Adjusted non-GAAP cash net income and adjusted non-GAAP cash net income per diluted share are non-GAAP metrics. Please see the relevant disclosures and reconciliations of GAAP to non-GAAP measures in the tables that accompany this release.

Adjusted EBITDA

Adjusted EBITDA increased 137% to $20.2 million, or 24.2% of net revenue, from $8.6 million, or 13.6% of net revenue, reflecting the overall strong performance of VWE in the quarter. The incremental benefit of ACE Cider and Vinesse were minimal for the quarter as synergies were not yet realized.

NOTE: Adjusted EBITDA and adjusted EBITDA margin are non-GAAP metrics. Please see the relevant disclosures and reconciliations of GAAP to non-GAAP measures in the tables that accompany this release.

Strong Balance Sheet with Financial Flexibility

Liquidity

At quarter end, the Company had approximately $274.2 million in liquidity available for organic investments and acquisitions. This included
$75.1 million in unrestricted cash, approximately $99.1 million available under its revolving line of credit and $100.0 million available under the accordion feature of the lending agreement for acquisitions.

Capital Investments

Capital expenditures in the fiscal 2022 second quarter were $3.4 million primarily for ongoing maintenance and barrel purchases. Capital expenditures for fiscal 2022 are expected to be approximately $12 million to $14 million, which includes approximately $5.4 million related to the bottling and warehouse facility expansion. The total estimated spend for capital expenditures excludes spend for newly acquired entities.

Fiscal Year 2022 Outlook

Mr. Roney noted, "We are executing well on our strategy for growth and are raising our expectations for fiscal 2022 even as we address headwinds associated with the pandemic and resulting supply chain and labor constraints. I am extremely encouraged about VWE's future. We have a strong acquisition pipeline, we are delivering robust growth, and we anticipate we will be able to capture price to overcome the inflationary headwinds. We will continue to invest in our digital marketing strategies, channels to market and talent to build a much larger, more profitable enterprise over time. Our acquisition pipeline remains robust as we continue our strategy to identify and acquire complementary "tuck-in" businesses.”

The Company is increasing its revenue guidance for fiscal year 2022 and refining adjusted EBITDA expectations to reflect impacts of inflation and supply chain challenges. Margin expectations also accommodate for the costs of consolidation for acquisitions which create a short term drag on margins until synergies start to be realized after about six months of ownership. The Company now expects results to be in the following approximate ranges:

Updated Guidance
FY22 Net Revenue:	$275 million to $285 million
FY22 Adjusted EBITDA:	$63 million to $66 million

Note regarding forward looking non-GAAP metrics: VWE cannot provide a reconciliation between its forecasted Adjusted EBITDA and net revenue metrics to the nearest GAAP measure without unreasonable effort or expense due to the inherent difficulty of forecasting and providing reliable estimates for certain items. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and yearend adjustments. These items reside outside the Company’s control and may vary greatly between periods and could significantly impact future financial results. For more information regarding the use of non-GAAP measures, please see discussion provided under Non-GAAP Financial Information in this news release and the Company’s filings with the SEC.

Conference Call and Webcast

The Company will host a conference call and live webcast today at 4:45 PM ET/ 1:45 PM PT, at which time management will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing from the U.S.: +1.844.200.6205 or International: +1.929.526.1599 and entering the passcode 178539. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com. The telephonic replay will be available from 7:45 PM ET / 4:45 PM PT on the day of the call through Monday, February 21, 2022, and can be accessed by dialing +1.866.813.9403 and entering the conference ID number 517337. Alternatively, an archived webcast of the call can be found on the Company’s website in the investor relations section. A transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.

Vintage Wine Estates is a family of wineries and wines whose mission is to produce the finest quality wines and provide incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington State. Since its founding 20 years ago, the Company has grown to be the 15th largest wine producer in the U.S. selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 50 brands ranging from $10 to $150 at retail, its primary focus is on the fastest growing premium segment of the wine industry with the majority of brands selling in the $10 to $20 price range. The Company regularly posts updates and additional information at www.vintagewineestates.com.

Non-GAAP Financial Measures

In addition to reporting net income prepared in accordance with accounting principles generally accepted in the United States, VWE uses Adjusted EBITDA and Adjusted Net Income to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Adjusted net income is defined as net income as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate.

Adjusted EBITDA and Adjusted net income are not a recognized measure of financial performance under GAAP. VWE believes these non-GAAP measure provides investors with additional insight into the underlying trends of VWE’s business and assists in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA and Adjusted net income have certain limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EBITDA and Adjusted net income, as presented, may produce results that vary from the GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating Adjusted EBITDA and Adjusted net income, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of Adjusted EBITDA and Adjusted net income should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “model,” “outlook,” “plan,” “pro forma,” “project,” “seek,” “should,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, growth prospects and consumer and industry trends. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of VWE’s management and are not guarantees of actual performance. These forward-looking statements are provided only to provide information currently available to us and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of the projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s significant reliance on its distribution channels; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s Annual Report on Form 10-K and in future Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this press release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2021	June 30, 2021
Assets
Current assets:
Cash	$75,145	$118,879
Restricted cash	6,600	4,800
Accounts receivable, net	25,815	14,639
Other receivables	18,740	14,044
Inventories	222,341	221,145
Prepaid expenses and other current assets	16,066	8,538
Total current assets	364,707	382,045
Property, plant, and equipment, net	221,139	213,673
Goodwill	148,211	109,895
Intangible assets, net	60,265	36,079
Other assets	4,140	1,806
Total assets	$798,462	$743,498
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$125,152	$87,351
Accounts payable	19,063	17,301
Accrued liabilities and other payables	28,971	25,078
Current maturities of long-term debt	24,321	22,964
Total current liabilities	197,507	152,694
Other long-term liabilities	11,428	2,767
Long-term debt, less current maturities	177,460	183,541
Interest rate swap liabilities	9,778	13,807
Deferred tax liability	17,688	16,752
Deferred gain	11,333	12,000
Total liabilities	425,194	381,561
Commitments and contingencies (Note 13)
Redeemable noncontrolling interest	1,690	1,682
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at December 31, 2021 and June 30, 2021.	-	-
Common stock, no par value, 200,000,000 shares authorized, 60,461,611 and 60,461,611 issued and outstanding at December 31, 2021 and June 30, 2021.	-	-
Additional paid-in capital	360,732	360,732
Retained earnings	11,396	-
Total Vintage Wine Estates, Inc. stockholders' equity	372,128	360,732
Noncontrolling interests	(550)	(477)
Total stockholders' equity	371,578	360,255
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$798,462	$743,498

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net revenues
Wine, spirits and cider	$70,146	$52,084	$106,433	$94,847
Nonwine	13,465	10,893	32,865	21,965
	83,611	62,977	139,298	116,812
Cost of revenues
Wine, spirits and cider	39,076	33,213	59,664	58,618
Nonwine	6,072	6,293	17,734	12,193
	45,148	39,506	77,398	70,811
Gross profit	38,463	23,471	61,900	46,001
Selling, general, and administrative expenses	25,993	18,233	43,627	32,554
Gain on sale of property, plant, and equipment	(251)	(1,321)	(591)	(1,677)
Gain on litigation proceeds	-	(4,750)	-	(4,750)
Income from operations	12,721	11,309	18,864	19,874
Other income (expense)
Interest expense	(3,493)	(1,950)	(7,096)	(5,332)
Net unrealized gain on interest rate swap agreements	2,636	1,777	4,029	2,623
Other, net	(51)	167	(12)	356
Total other income (expense), net	(908)	(6)	(3,079)	(2,353)
Income before provision for income taxes	11,813	11,303	15,785	17,521
Income tax provision	3,261	2,028	4,454	2,884
Net income	8,552	9,275	11,331	14,637
Net income (loss) attributable to the noncontrolling interests	(40)	(13)	(65)	291
Net income attributable to Vintage Wine Estates, Inc.	8,592	9,288	11,396	14,346
Accretion on redeemable Series B stock	-	1,478	-	3,314
Net income allocable to common stockholders	$8,592	$7,810	$11,396	$11,032

Net earnings per share allocable to common stockholders
Basic	$0.14	$0.30	$0.19	$0.42
Diluted	$0.14	$0.27	$0.19	$0.39
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	60,461,611	21,920,583	60,461,611	21,920,583
Diluted	60,461,611	24,516,984	60,461,611	24,493,615

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended December 31,
	2021	2020
Cash flows from operating activities
Net income	$11,331	$14,637
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	9,670	5,328
Amortization of deferred loan fees and line of credit fees	199	238
Amortization of label design fees	241	215
Litigation proceeds	-	(4,750)
Stock-based compensation expense	-	458
Provision for doubtful accounts	75	30
Impairment of inventory	-	3,302
Net unrealized gain on interest rate swap agreements	(4,029)	(2,623)
(Benefit) provision for deferred income tax	(6,030)	-
Gain (loss) on disposition of assets	76	(1,010)
Deferred gain on sale leaseback	(667)	(667)
Deferred rent	238	250
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(11,251)	629
Related party receivables	-	28
Other receivables	(4,696)	238
Litigation receivable	-	4,750
Inventories	2,656	(4,847)
Prepaid expenses and other current assets	(7,528)	(6,375)
Other assets	(2,491)	906
Accounts payable	(2,167)	14,531
Accrued liabilities and other payables	8,899	11,118
Related party liabilities	-	(1,196)
Net cash (used in) provided by operating activities	(5,474)	35,190
Cash flows from investing activities
Proceeds from disposition of assets	6	976
Purchases of property, plant, and equipment	(11,278)	(19,743)
Label design expenditures	(149)	(339)
Acquisition of businesses	(61,768)	-
Net cash used in investing activities	(73,189)	(19,106)
Cash flows from financing activities
Principal payments on line of credit	(36,964)	(15,700)
Proceeds from line of credit	74,765	3,600
Outstanding checks in excess of cash	3,929	(4,010)
Principal payments on long-term debt	(4,856)	(5,431)
Proceeds from long-term debt	-	6,548
Payments on acquisition payable	(145)	(173)
Net cash provided by financing activities	36,729	(15,166)
Net change in cash and restricted cash	(41,934)	918
Cash and restricted cash, beginning of period	123,679	1,751
Cash and restricted cash, end of period	$81,745	$2,669
Supplemental cash flow information
Cash paid during the period for:
Interest	$6,146	$2,280
Income taxes	$189	$4
Noncash investing and financing activities:
Contingent consideration in a business combination	$3,560	$-
Accretion of redemption value of Series B redeemable cumulative stock	$-	$3,314
Accretion of redemption value of Series A redeemable stock	$-	$7,943
Offering costs	$-	$178

Vintage Wine Estates, Inc.

Segment Data

(Unaudited)

	Three months ended December 31,
Net Revenue	2021	2020	$ Change	% Change
Wholesale	$22,171	$19,263	$2,908	15.1%
Direct to Consumer	34,806	23,079	11,727	50.8%
Business to Business	25,225	20,635	4,590	22.2%
Corporate and Other/ Non-Allocable	1,409	0	1,409	*
Total	$83,611	$62,977	$20,634	32.8%

*Not meaningful

	Six Months Ended December 31,
Net Revenue	2021	2020	$ Change	% Change
Wholesale	$38,374	$34,308	$4,066	11.9%
Direct to Consumer	49,721	33,975	15,746	46.3%
Business to Business	49,692	46,451	3,241	7.0%
Corporate and Other/ Non-Allocable	1,511	2,078	(567)	(27.3%)
Total	$139,298	$116,812	$22,486	19.2%

	Three months ended December 31,
Operating Income	2021	2020	Dollar Change	Percent Change
Wholesale	$5,196	$5,634	$(438)	(7.8%)
Direct to Consumer	11,379	6,894	4,485	65.1%
Business to Business	8,303	5,877	2,426	41.3%
Corporate and Other/ Non-Allocable	(12,157)	(7,096)	(5,061)	71.3%
Total	$12,721	$11,309	$1,412	12.5%

	Six Months Ended December 31,
Operating Income	2021	2020	Dollar Change	Percent Change
Wholesale	$9,383	$8,622	$761	8.8%
Direct to Consumer	13,918	8,012	5,906	73.7%
Business to Business	15,817	14,661	1,156	7.9%
Corporate and Other/ Non-Allocable	(20,254)	(11,421)	(8,833)	77.3%
Total	$18,864	$19,874	$(1,010)	(5.1%)

Case Volume	Six Months Ended December 31,
(in thousands)	2021	2020	Unit Change	% Change
Wholesale	715	464	251	54.1%
B2B	339	352	-13	-3.7%
DTC	220	188	32	17.0%
Total case volume	1,274	1,004	270	26.9%

Vintage Wine Estates, Inc.

Reconciliation of Non-GAAP Net Income to Adjusted EBITDA

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$8,552	$9,275	$11,331	$14,637
Interest expense	3,493	1,950	7,096	5,332
Income tax provision	3,261	2,028	4,454	2,884
Depreciation and amortization	5,757	2,758	9,911	5,543
Stock-based compensation expense	-	128	-	458
Net unrealized/(gain) loss on interest rate swap agreements	(2,636)	(1,777)	(4,029)	(2,623)
(Gain)/loss on disposition of assets	(251)	(1,321)	(591)	(1,677)
Gain on litigation proceeds	-	(4,750)	-	(4,750)
Deferred rent adjustment	110	125	238	250
Incremental public company costs	936	-	2,148	-
COVID Impact	-	100	-	100
Acquisition integration costs	400	-	400	-
Inventory acquisition basis adjustment	622	34	1,059	89
Adjusted EBITDA	$20,244	$8,550	$32,017	$20,243
Revenue	83,611	$62,977	139,298	$116,812
Adjusted EBITDA margin	24.2%	13.6%	23.0%	17.3%

Reconciliation of Non-GAAP Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$8,552	$9,275	$11,331	$14,637
Amortization of intangible assets	1,083	25	1,614	50
Acquisition integration costs	400	-	400	-
(Gain)/loss on disposition of assets	(251)	(1,321)	(591)	(1,677)
Gain on litigation proceeds	-	(4,750)	-	(4,750)
COVID Impact	-	100	-	100
Inventory acquisition basis adjustment	622	34	1,059	89
Tax effect of above	(390)	1,242	(521)	1,299
Non-GAAP net income	$10,017	$4,605	$13,292	$9,748
Non-GAAP net income per diluted share	$0.17	$0.19	$0.22	$0.40

Use of Non-GAAP Measures

In addition to results determined in accordance with GAAP, the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, non-recurring, or other items included in net income that the Company does not consider indicative of its ongoing operating performance, including COVID-related adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue.